UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2015

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54515	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Ave

Suite 1526

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212.634.6462

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 29, 2015, Staffing 360 Solutions, Inc. (the “Company”) filed a Certificate of Designations, Preferences and Rights of Series A Preferred Stock (the “Certificate of Designation”) with the Nevada Secretary of State, whereby the Company designated 1,663,008 shares as Series A Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”). The Series A Preferred Stock shall have a stated value of $1.00 per share (the “Stated Value”). The Certificate of Designation sets forth the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock.

In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock (each a “Holder”) shall be entitled to receive out of the assets of the Company legally available for distribution, prior to and in preference to distributions to the holders of the Company’s common stock, par value $0.00001 per share (the “Common Stock”) or classes and series of securities of the Company which by their terms do not rank senior to the Series A Preferred Stock (“Junior Stock”), and either in preference to or pari passu with the holders of any other series of preferred stock that may be issued in the future that is expressly made senior or pari passu, as the case may be, an amount equal to the Stated Value of the Series A Preferred Stock less any Dividends (as defined below) previously paid out on the Series A Preferred Stock.

The Holders will be entitled to receive cash dividends (“Dividends”) at the rate of twelve percent (12%) of the Stated Value per annum, payable monthly in cash, prior to and in preference to any declaration or payment of any dividend on the Common Stock. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend on any shares of Common Stock or Junior Stock (other than dividends payable in additional shares of Junior Stock), unless at the time of such dividend the Company shall have paid all accrued and unpaid Dividends on the outstanding shares of Series A Preferred Stock.

Commencing on December 31, 2018 (the “Redemption Date”), the Company shall redeem all of the shares of Series A Preferred Stock (a “Redemption”) of each Holder, for cash or for shares of Common Stock in the Company’s sole discretion. The redemption price paid to each Holder shall be equal to the Stated Value for each share of Series A Preferred Stock, multiplied by the number of shares of Series A Preferred Stock held by such Holder, less the aggregate amount of Dividends paid to such Holder through the Redemption Date, and less the amount, if any, of the expected value of the Gross Profit Appreciation Bonus that is unearned as of the Redemption Date, as calculated pursuant to the terms of the employment agreements of certain directors and executive officers of the Company (the “Redemption Purchase Price”). If the Redemption Purchase Price is paid in shares of Common Stock, Holders shall initially receive one and three tenths (1.3) shares of Common Stock for each $1.00 of the Redemption Purchase Price.

Shares of the Series A Preferred Stock are convertible into shares of Common Stock at the Holder’s election at any time prior to the Redemption Date, at a conversion rate of one and three tenths (1.3) shares of Common Stock for every one share of Series A Preferred Stock that the Holder elects to convert.

Except as otherwise required by law, the Series A Preferred Stock shall have no voting rights.

The Certificate of Designation was filed in connection with the Company’s issuance of an aggregate of 1,663,008 shares of Series A Preferred Stock to Brendan Flood and Matthew Briand for the conversion of the Gross Profit Appreciation Bonus associated with their employment agreements. The Certificate of Designation and related issuances were approved by the Company’s board of directors and compensation committee on May 29, 2015.

A copy of the Certificate of Designation as filed with the Secretary of State of Nevada is attached as Exhibit 3.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of the Certificate of Designation and Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
3.1	Certificate of Designations, Preferences and Rights of Series A Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 4, 2015

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Brendan Flood
Brendan Flood Executive Chairman